UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 25, 2002

QLOGIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23298	33-0537669

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26600 Laguna Hills Drive, Aliso Viejo, CA	92656

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 389-6000

Exhibit Index on Page 4

Item 5. – Other Events.

         A.     Appointment of Chief Financial Officer. On February 25, 2002, QLogic Corporation (the “Company”), issued a press release announcing the appointment of Frank A. Calderoni to the position of vice president and chief financial officer of the Company, to be effective as of March 4, 2002. Subsequent to the issuance of the press release, Mr. Calderoni’s appointment was moved forward to be effective as of February 28, 2002. Mr. Calderoni replaces Thomas R. Anderson, whose retirement had been previously announced in July 2001. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by this reference.

         B.     Change in Composition of Compensation Committee. Effective March 11, 2002, the Board of Directors of the Company appointed Kenneth E. Hendrickson as a member of the Compensation Committee of the Company, to replace George D. Wells, who on March 11, 2002 stepped down from his position on the Compensation Committee when he was appointed as a member of the Company’s Audit Committee (see Item C below). As of March 11, 2002, the Compensation Committee consists of board members Kenneth E. Hendrickson and Carol L. Miltner. The Compensation Committee reviews the performance of the executive officers of the Company and reviews the compensation programs for other key employees, including salary and cash incentive payment levels and option grants under the QLogic Corporation Stock Awards Plan.

         C.     Change in Composition of Audit Committee. Effective March 11, 2002, the Board of Directors of the Company appointed George D. Wells as a member of the Audit Committee of the Company, to replace Kenneth E. Hendrickson, who on March 11, 2002 stepped down from his position on the Audit Committee when he was appointed as a member of the Company’s Compensation Committee (see Item B above). As of March 11, 2002, the Audit Committee consists of board members George D. Wells, Larry R. Carter and James R. Fiebiger. Each of the Audit Committee members satisfies the definition of an “independent director” under the applicable rules of The Nasdaq National Market. The Audit Committee reviews, acts on, and reports to the Board of Directors of the Company with respect to auditing and accounting matters, including the selection of the Company’s independent public accountants, the scope of the annual audits, the nature of nonaudit services, fees to be paid to the independent public accountants, the performance of the Company’s independent public accountants, and the accounting practices of the Company.

Item 7. – Financial Statements and Exhibits

         (c)  Exhibits.

Exhibit Number	Description

99.1	Press Release dated February 25, 2002.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLOGIC CORPORATION

March 15, 2002	/s/ Michael R. Manning

Michael R. Manning

Secretary

EXHIBIT INDEX

Exhibit
Number	Description	Sequential Page Number

99.1	Press Release dated February 25, 2002.	5

4